Exhibit 10.17
AMENDED AND RESTATED RESIDENTIAL LEASE
     This Amended and Restated Residential Lease (“Lease”) is entered in as of March 1, 2007 by and between 849 COLLEGE AVENUE, INC., a California corporation (“Landlord”), and KEVIN BUSHBY (“Executive”) and ELIZABETH BUSHBY (collectively, with Executive, “Tenant and replaces in its entirety the Residential Lease entered into between the parties as of March 1, 2003. Landlord and Tenant hereby agree as follows:
1. PROPERTY: Landlord rents to Tenant and Tenant rents from Landlord, the real property and improvements described as:                                                                          (“Premises”), including the following personal property: all stereo and television systems and rack to be included, large screen TV in family room and all satellite dishes and receivers, all window coverings, draperies and washer and dryer. Tenant acknowledges that all systems and appliances will be received in “as is” condition.
2. TERM: The term begins on January 1, 2007 (“Commencement Date”) and shall terminate on February 29, 2008 at 11:59 p.m., subject to Tenant’s Options to extend set forth in Paragraph 35 hereto. Any holding over after the term of this Lease expires, with Landlord’s consent, shall create a month-to-month tenancy which either party may terminate by giving written notice to the other at least thirty (30) days prior to the intended termination date. Such notice may be given on any date. Notwithstanding the foregoing, the Landlord shall not, however, exercise its right to terminate the Lease, as long as the Executive is a full-time Executive Vice President in good standing at Cadence Design Systems, Inc. (“Cadence”), unless Tenant defaults under the Lease. Rent shall be at a rate equal to rent for the immediately preceding month, unless otherwise notified by Landlord, payable in advance. All other terms and conditions of this Lease shall remain in full force and effect during the holdover period.
3. RENT: Tenant agrees to pay rent (“Rent”) at the rate of Seven Thousand Five Hundred Dollars and 00/100 ($7,500) per month for the initial term of the Lease. Rent shall be payable in advance no later than the first (1st) day of each calendar month, and is delinquent on the next day. If the Commencement Date falls on any day other than the first day of the month, rent shall be prorated based on a 30-day period and paid in advance. If Tenant has paid one full month’s rent in advance of the Commencement Date, rent for the second calendar month shall be prorated based on a 30-day period. The rent shall be paid to 849 College Avenue, Inc., at 2655 Seely Avenue, Building 5, San Jose, California 95134 Attention: Cadence Real Estate, or at any other location specified by Landlord in writing to Tenant.
4. SECURITY DEPOSIT:
     (a) Tenant has paid Fifteen Thousand Dollars ($15,000) as a security deposit (“Security Deposit”). All or any portion of the Security Deposit may be used, as reasonably necessary, to: (1) cure Tenant’s default in payment of Rent, Late Charges, NSF fees, or other sums due; (2) repair damage, excluding ordinary wear and tear, caused by Tenant or by a guest or licensee of Tenant; (3) clean the Premises, if necessary, upon termination of tenancy; or (4) replace or return personal property or appurtenances. Subject to Landlord’s offset for nonpayment, the Security Deposit shall not be used by Tenant in lieu of payment of last month’s rent. If all or any portion of the Security Deposit is used during the tenancy, Tenant agrees to reinstate the Security Deposit to its full amount within five (5) days after written notice is delivered to Tenant. Within three (3) weeks after Tenant vacates the Premises, Landlord shall (1) furnish Tenant an itemized statement indicating the amount of any Security Deposit received and the basis for its disposition, and (2) return any remaining portion of the Security Deposit to Tenant. No interest will be paid on the Security Deposit, unless required by local law.
     (b) Notwithstanding the provisions of this Paragraph 4, in the event that Tenant fails to timely make any payment of Rent or other monetary payment under this Lease (“Tenant’s Monetary Default”), Landlord shall immediately offset Tenant’s Monetary Default against the Security Deposit on the date upon which Tenant’s Monetary Default occurs. If the Security Deposit is insufficient to offset the amount of Tenant’s Monetary Default, Landlord shall offset from Kevin Bushby’s earnings from Cadence Design Systems, Inc. (“Cadence”) an amount equal to Tenant’s Monetary Default, on the date upon which Tenant’s Monetary Default occurs. Furthermore, as a condition of this Lease, Tenant has or shall execute and deliver to Cadence a Request for Automatic Payment of Rent Through Payroll Deduction. In the event Kevin Bushby revokes the agreement authorizing the automatic payment of rent to Landlord via payroll deduction, or in the event that agreement is otherwise invalidated or rendered unenforceable, Landlord has the right to, and may at its option, immediately terminate the Lease.
5. PARKING: The right to parking is included in the Rent charged pursuant to Paragraph 3. Driveways or other exterior areas designed for parking are to be used for parking operable motor vehicles, except for trailers, boats, campers, buses or trucks (other than pick-up trucks). Parking areas are to be kept clean. Vehicles leaking oil, gas or other motor vehicle fluids shall not be parked on the Premises. Mechanical work or storage of inoperable vehicles is not allowed in parking areas or elsewhere on the Premises.
6. LATE CHARGE/NSF CHECKS: Tenant acknowledges that either late or non-payment of Rent or issuance of a non-sufficient funds (“NSF”) check may cause Landlord to incur costs and expenses, the exact amount of which are extremely difficult and impractical to determine. These costs may include, but are not limited to, processing, enforcement and accounting expenses. If any installment of Rent due from Tenant is not received by Landlord on the date due, or if a check is returned NSF, Tenant shall pay to Landlord, respectively, or Landlord may immediately deduct from the Security Deposit or Tenant’s Cadence earnings an additional sum of $50.00 as a “Late Charge” and $25.00 as a NSF fee, either or both of which shall be deemed additional Rent. Landlord and Tenant agree that these charges represent a fair and reasonable estimate of the costs Landlord may incur by reason of Tenant’s late or NSF payment. Any Late Charge or NSF fee due shall be paid with the current installment of Rent. Landlord’s acceptance of any Late Charge or NSF fee shall not constitute a waiver as to any default of Tenant. Landlord’s right to collect a Late Charge or NSF fee shall not be deemed an extension of the date Rent is due under Paragraph 3, nor prevent Landlord from exercising any other rights and remedies under this Lease, including, without limitation, under Paragraph 4(b) hereof, or as otherwise provided by law.
7. CONDITION OF PREMISES: Tenant has examined the Premises, all furniture, furnishings, appliances and landscaping, if any, and fixtures, including smoke detector(s). Tenant is accepting the Premises in “as-is” condition.

8. NEIGHBORHOOD CONDITIONS: Tenant is advised to satisfy him or herself as to neighborhood or area conditions, including schools, proximity and adequacy of law enforcement, crime statistics, registered felons or offenders, fire protection, other governmental services, proximity to commercial, industrial or agricultural activities, existing and proposed transportation, construction and development which may affect noise, view, or traffic, airport noise, noise or odor from any source, wild and domestic animals, other nuisances, hazards, or circumstances, facilities and condition of common areas, conditions and influences of significance to certain cultures and/or religions, and personal needs, requirements and preferences of Tenant.
9. UTILITIES: Tenant agrees to pay for all utilities and services for the Premises, except as more specifically set forth in Section 11.
10. OCCUPANTS: The Premises are for the sole use as a personal residence by the following named persons only: Kevin Bushby, Elizabeth Bushby and family.
11. MAINTENANCE: Tenant shall properly use, operate, and safeguard the Premises, including if applicable, the swimming pool, any landscaping, furniture, furnishings, and appliances, and all mechanical, electrical, gas and plumbing fixtures, and keep them clean and sanitary. Landlord, at all times during the term shall keep the Premises and every part thereof in good condition and repair. Landlord shall also maintain the garden, landscaping, trees, and shrubs. Notwithstanding the foregoing, any and all costs incurred by Landlord with regard to maintenance of the Premises caused by the negligence or willful acts of Tenant shall be debited from the Tenant’s Security Deposit as more specifically set forth in Section 4(a) of this Lease. Tenant shall be responsible for all costs and expenses related to utilities (not including water, trash and recycling), cleaning of the house and maintenance of the swimming pool at the Premises. Tenant shall have an obligation to promptly inform Landlord of any issue with regard to the Premises that has led or will lead to damage to the Premises.
12. ALTERATIONS: Tenant shall not make any alterations in or about the Premises without Landlord’s prior written consent, including: painting, wallpapering, adding or changing locks, installing antenna or satellite dish. Notwithstanding the foregoing, Tenant, at Tenant’s sole cost and expense, shall be permitted to make cosmetic alterations costing less than Ten Thousand Dollars ($10,000) per year without Landlord’s prior consent.
13. KEYS/LOCKS: Tenant will receive prior to the Commencement Date key(s) to the Premises and remote control device(s) for garage door/gate opener(s), if applicable. If Tenant re-keys existing locks or opening devices, Tenant shall immediately deliver copies of all keys to Landlord. Tenant shall pay all costs and charges related to loss of any keys or opening devices. Tenant may not remove locks, even if installed by Tenant.
14. ENTRY: Tenant shall make the Premises available to Landlord or its representative for the purpose of entering to make necessary or agreed repairs, decorations, alterations, or improvements, or to supply necessary or agreed services, or to show the Premises to prospective or actual purchasers, tenants, mortgagees, lenders, appraisers, or contractors. Landlord and Tenant agree that twenty-four (24) hours notice (oral or written) shall be reasonable and sufficient notice. In an emergency, Landlord or its representative may enter the Premises at any time without prior notice.
15. SIGNS: Tenant authorizes Landlord to place For Sale/Lease signs on the Premises during the final sixty (60) days of the term of this Lease.
16. ASSIGNMENT/SUBLETTING: Tenant shall not sublet all or any part of the Premises, or assign or transfer this Lease or any interest in it, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Unless such consent is obtained, any assignment, transfer or subletting of the Premises or this Lease or tenancy, by voluntary act of Tenant, operation of law, or otherwise, shall be null and void, and, at the option of Landlord, terminate this Lease. In the instance of any sublet, assignment or transfer pursuant to this Section 16 approved by Landlord, Tenant shall continue to be liable for all obligations set forth in this Lease. Any proposed assignee, transferee or sublessee shall submit to Landlord an application and credit information for Landlord’s approval, and, if approved, sign a separate written agreement with Landlord and Tenant. Landlord’s consent to any one assignment, transfer, or sublease, shall not be construed as consent to any subsequent assignment, transfer or sublease, and does not release Tenant of Tenant’s obligation under this Lease.
17. POSSESSION: If Landlord is unable to deliver possession of the Premises on Commencement Date, such Date shall be extended to date on which possession is made available to Tenant.
18. TENANT’S OBLIGATIONS UPON VACATING PREMISES: Upon termination of this Lease, Tenant shall: (a) give Landlord all copies of all keys or opening devices to the Premises; (b) vacate the Premises and surrender it to Landlord empty of all persons; (c) vacate any/all parking and/or storage space; (d) deliver the Premises to Landlord in the same condition as received on the Commencement Date, ordinary wear and tear and permitted alterations excepted; (e) clean the Premises; (f) give written notice to Landlord of Tenant’s forwarding address, and (g) repair any damage to the Premises caused by removal of Tenants’ fixtures and fittings. All improvements installed by Tenant, with or without Landlord’s consent, shall become the property of Landlord upon termination.
19. BREACH OF CONTRACT/EARLY TERMINATION: In addition to any obligations established by Paragraph 18, in event of termination by Tenant prior to completion of the original term of this Lease, Tenant shall also be responsible for the immediate payment of lost rent, rental commissions, advertising expenses, and painting costs necessary to ready Premises for re-rental by offset against the Security Deposit or Tenant’s Cadence earnings, if not paid in advance by Tenant. This Paragraph 19 shall not apply to an early termination election pursuant to Paragraph 34.
20. TEMPORARY RELOCATION: Tenant agrees, upon demand of Landlord, to temporarily vacate the Premises for a reasonable period, to allow for fumigation, or other methods, to control wood destroying pests or organisms, or other repairs to the Premises. Tenant agrees to comply with all instructions and requirements necessary to prepare the Premises to accommodate pest control, fumigation or other work, including bagging or storage of food and medicine, and removal of perishables and valuables. Tenant shall only be entitled to a credit of rent equal to the per diem rent for the period of time Tenant is required to vacate the Premises.
21. DAMAGE TO PREMISES: If, by no fault of Tenant, the Premises are totally or partially damaged or destroyed by fire, earthquake, accident or other casualty, which render the Premises uninhabitable, either Landlord or Tenant may terminate this Lease by giving the other written notice. Rent shall be abated as of date of damage. The abated amount shall be the current monthly rent prorated on a 30-day basis. If this Lease is not terminated, Landlord shall promptly repair the damage, and rent shall be reduced based on the extent to which the damage interferes with Tenant’s reasonable use of the Premises. If damage occurs as a result of an act of Tenant or Tenant’s guests, only Landlord shall have the right of termination, and no reduction in rent shall be made.
22. INSURANCE: Tenant’s personal property and vehicles are not insured by Landlord or, if applicable, owner’s association, against loss or damage due to fire, theft, vandalism, rain, water, criminal or negligent acts of others, or any other cause. Tenant is to carry Tenant’s own insurance (Renter’s Insurance) to protect Tenant from any such loss.
23. WATERBEDS: Tenant shall not use or have waterbeds on the Premises unless: (a) Tenant obtains a valid waterbed insurance policy; (b) Tenant increases the security deposit in an amount equal to one-half of one month’s rent; and (c) the bed conforms to the floor load capacity of the Premises.
24. WAIVER: The waiver of any breach or default shall not be construed as a continuing waiver of the same or any subsequent breach or default.
25. NOTICE: Notices may be served by hand, by regular, certified or registered mail with postage prepaid at the following address, or at any other location subsequently designated:

Landlord:	Tenant:

849 College Avenue, Inc.
2655 Seely Avenue
San Jose, CA 95134,
Attn: Cadence Real Estate
26. TENANT ESTOPPEL CERTIFICATE: Tenant shall execute and return a tenant estoppel certificate delivered to Tenant by Landlord or Landlord’s agent within three (3) days after its receipt. The tenant estoppel certificate shall be in reasonable form and shall acknowledge, among other things, that this Lease is unmodified and in full force, or in full force as modified, and state, among other things, the modifications. Failure to comply with this requirement shall be deemed Tenant’s acknowledgment that the tenant estoppel certificate is true and correct, and may be relied upon by a lender or purchaser.
27. JOINT AND INDIVIDUAL OBLIGATIONS: If there is more than one Tenant, each one shall be individually and completely responsible for the performance of all obligations of Tenant under this Lease, jointly with every other Tenant, and individually, whether or not in possession.

28. DATA BASE DISCLOSURE: NOTICE: The California Department of Justice, sheriff’s departments, police departments serving jurisdictions of 200,000 or more, and many other local law enforcement authorities maintain for public access a data base of the locations of persons required to register pursuant to paragraph (1) of subdivision (a) of Section 290.4 of the Penal Code. The data base is updated on a quarterly basis and a source of information about the presence of these individuals in any neighborhood. The Department of Justice also maintains a Sex Offender Identification Line through which inquiries about individuals may be made. This is a “900” telephone service. Callers must have specific information about individuals they are checking. Information regarding neighborhoods is not available through the “900” telephone service.
29. DEFAULT. The occurrence of any one or more of the following events shall constitute a default of the Lease by Tenant:
     (a) The vacation or abandonment of the Premises by Tenant.
     (b) The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant under this Lease, as and when due.
     (c) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant other than monetary obligations referred to in subparagraph (b), above, where such failure shall continue for a period of fifteen (15) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s noncompliance is such that more than fifteen (15) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commenced such cure within said fifteen (15) day period and thereafter diligently pursues such cure to completion. To the extent permitted by law, such fifteen (15) day notice shall constitute the sole and exclusive notice required to be given to Tenant under applicable unlawful detainer statutes.
30. LANDLORD’S REMEDIES. In the event of any default or breach of this Lease by Tenant, Landlord may at any time thereafter, without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default:
     (a) Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover by immediate offset against the Security Deposit or Tenant’s Cadence earnings from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, the cost of recovering possession of the Premises; expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and any real estate commission actually paid; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent for the balance of the term after the time of such award exceeds the amount of such rental loss for the same period that Tenant proves could be reasonably avoided.
     (b) Maintain Tenant’s right to possession in which case this Lease shall continue in effect whether or not Tenant shall have vacated or abandoned the Premises. In such event

Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder. The Landlord has the remedy described in California Civil Code Section 1951.4.
     (c) Pursue any other remedy now or hereafter available to Landlord under the laws of the State of California. Unpaid installments of rent and other unpaid monetary obligations of Tenant under the terms of this Lease shall bear interest from the date due at the maximum rate then allowable by law.
31. ATTORNEY’S FEES: In any action or proceeding arising out of this Lease, the prevailing party between Landlord and Tenant shall be entitled to reasonable attorney’s fees and costs.
32. ENTIRE CONTRACT: Time is of the essence. All prior agreements between Landlord and Tenant are incorporated in this Lease which constitutes the entire contract. It is intended as a final expression of the parties’ agreement, and may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement. The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Lease. Any provision of this Lease which is held to be invalid shall not affect the validity or enforceability of any other provision in this Lease.
33. AGENCY. There are no agency relationship(s) for this transaction.
34. OPTION TO TERMINATE. Landlord or Tenant, upon one hundred eighty (180) days prior written notice to the other, may terminate this Lease for any or no reason in such party’s sole discretion and upon the expiration of said one hundred eighty (180) day period, all of Tenant’s right, title and interest in and to the Premises shall forever cease (including, without limitation, Tenant’s rights under Paragraph 35 hereof). Upon such termination, the provisions of Paragraph 18 of the Lease shall apply. Landlord will not, however, exercise its right to terminate the Lease, except upon Executive’s default thereunder, during Executive’s full-time employment as an Executive Vice President in good standing with Cadence.
35. OPTION(S) TO EXTEND.
     (a) So long as no default exists under the terms of this Lease, Landlord hereby grants to Tenant the option to extend the term of this Lease for one (1) additional twelve (12) month periods (each, an “Option”, collectively, the “Options”) commencing when the applicable prior term expires upon each and all of the following terms and conditions:
          (i) To exercise an Option, Tenant must give written notice of such election to Landlord at least one hundred twenty (120) days prior to the date that the Option period would commence (the “Option Notice”). If the Option Notice is not delivered in accordance with the terms of this Lease, the Option shall automatically expire. Each Option may only be exercised consecutively.
          (ii) Any extension of the term pursuant to an Option (“Option Term”) shall be under the same terms and conditions as provided in this Lease except for the provisions of this Lease granting the Options and adjustment to the Rent.

          (iii) The Options are personal to the original Tenant, and cannot be assigned or exercised by anyone other than said original Tenant and only while the original Tenant is in full possession of the Premises.
          (iv) The monthly Rent of an Option Term shall be calculated using the method set forth in subparagraph (b) below.
     (b) If the Lease expires during Executive’s employment as an Executive Vice President in good standing with Cadence, Landlord will negotiate in good faith to extend the term of the Lease. In the event Executive’s employment as an Executive Vice PresidentCadence is terminated other than for Cause (as defined in Section 4.2 of Executive’s Employment Agreement, executed on May 26, 2004) or if Executive resigns his employment as an Executive Vice President as a result of an event constituting Constructive Termination (as defined in Section 4.3 of Executive’s Employment Agreement, executed on May 26, 2004), the Landlord will not exercise its right to terminate the Lease, except upon Executive’s default thereunder, such that Executive will remain a tenant until 12 months following the date upon which Executive’s employment as an Executive Vice President with Cadence is terminated other than for Cause or as a result of a Constructive Termination.
     (c) Market Rental Value Adjustments.
     (i) On the commencement date of each Option Term, the Rent shall be adjusted to the Market Rental Value (“MRV”) of the Premises. Within fifteen (15) days of receipt by Landlord of Tenant’s Option Notice, Landlord shall select an appraiser (“Appraiser”) with at least ten (10) years of current experience in the appraisal of similar real property in Santa Clara County, California. The Appraiser shall hold an MAI designation (or such other designation as may be the pre-eminent appraisal designation) and shall not have had, within the last five (5) years previous to such appointment, a legal, business, financial, professional or personal relationship with either Landlord or Tenant, except in relation to the determination of prior MRV for this Lease. The Appraiser shall determine the MRV within thirty (30) days of the date of Tenant’s Option Notice. In determining the MRV, the Appraiser shall be guided by the following principles: the MRV shall be determined by reference to residential properties in the Santa Clara County area most comparable to the Premises and shall take into account, but not be limited to, the size, age and quality of the improvements. The MRV determined by the Appraiser shall be in writing and shall become the Rent for the succeeding option term; provided that the new monthly MRV-based Rent shall not be less than the Rent payable for the month immediately preceding the rent adjustment. If Tenant is unwilling to pay the Rent as adjusted by the MRV (or if no adjustment is made in accordance with the immediately preceding sentence), Tenant shall so notify Landlord within ten (10) days of receipt of the written determination of the new Rent and the Option (and all future Option(s)) shall automatically terminate with no further rights and obligations on either party with respect to the same, and this Lease shall terminate on the scheduled expiration date. The Landlord shall pay all costs and expenses of the Appraiser.

36. OPTION TO PURCHASE.
     (a) Grant. Landlord grants to Tenant an option to purchase the Premises (the “Purchase Option”) on the terms and conditions set forth in this Paragraph 36.
     (b) Purchase Notice. To exercise the Purchase Option, Tenant must give Landlord written notice exercising the Purchase Option (the “Purchase Notice”) at least one hundred twenty-one (121) days prior to the expiration of the Term (as the Term may be extended pursuant to Section 35 above). Tenant’s delivery to Landlord of the Purchase Notice shall form an agreement to purchase and sell the Premises (the “Agreement to Purchase”), which shall consist of the terms and conditions in this Paragraph 36, as supplemented at Landlord’s option by a standard realtor association form purchase and sale agreement to be mutually acceptable to the parties, as reasonably modified to acknowledge the use and occupancy of the Premises by Tenant since the Commencement Date (the “Purchase and Sale Agreement”).
     (c) Appraisal; Fair Market Rent. The purchase price (the “Purchase Price”) to be paid by Tenant to Landlord for the Premises shall be the greater of (i) $5,500,000, or (ii) the then fair market value (the “Fair Market Value”) of the Premises. The Fair Market Value of the Premises will be determined as follows. Within fifteen (15) days following the date of Tenant’s Purchase Notice, Landlord and Tenant each shall select an appraiser with the qualifications set forth in Paragraph 35. The two appraisers appointed hereunder shall timely meet to determine the Fair Market Value of the Premises based on the most probable price which the Premises should bring in a competitive and open market in an arms-length transaction with reference to comparable residential properties in the Santa Clara County area most comparable to the Premises and taking into account, without limitation, the size, age and quality of the improvements of the Premises. The two appraisers shall deliver a written appraisal to the parties within thirty (30) days following the appointment of the second appraiser. If the two appraisers are unable to reach agreement during said 30-day period, the two appraisers shall appoint a third appraiser within ten (10) days. Within fifteen (15) days following the appointment of the third appraiser, the appraisers shall deliver a written appraisal to the parties, which appraisal shall be based on the majority opinion of the three appraisers. All appraisers appointed pursuant to this Paragraph 36 shall have the qualifications set forth in Paragraph 35 above. Each party shall be responsible for the cost of the appraiser it appoints and one-half of the cost of the third appraiser (if one is appointed), except as provided in Paragraph 36(d) below.
     (d) Purchase Price. If the Fair Market Value contained in the appraisal delivered hereunder is greater than $5,500,000, the Fair Market Value shall be the Purchase Price of the Premises. In such event and only in such event, Tenant may elect not to proceed with the purchase of the Premises by giving written notice to Landlord within fifteen (15) days of receipt of the appraisal. Upon delivery of such notice, the Purchase Option shall automatically terminate with no further rights and obligation on either party with respect to the same, other than Tenant’s obligation to reimburse Landlord for Landlord’s appraiser costs, which reimbursable appraiser costs shall constitute additional Rent under this Lease.
     (e) Close of Purchase Transaction; Payment of Purchase Price. Unless Tenant elects to cancel the purchase of the Premises pursuant to Paragraph 36(d) above, the close of the purchase transaction shall occur through an escrow established by the parties no later than forty-five (45) days following delivery of the appraisal, unless Landlord and Tenant agree to another closing date. The Purchase Price for the Premises shall be paid to the appointed escrow holder all in cash on the close of escrow and shall be reduced by the cost of any cosmetic or capital improvements made to the Premises by Tenant in accordance with the terms of this Lease or otherwise approved by the Landlord. This Lease shall continue in full force and effect up to the close of escrow.
     (f) Personal Nature. The Purchase Option is personal to Tenant and may not be transferred to, or exercised for the benefit of, any third party. If this Lease is terminated as a result of a breach or default by Tenant, or if Tenant transfers this Lease with or without Landlord’s written consent, the Purchase Option shall expire and be of no further force or effect. If Tenant is in breach or default under this Lease (i) on the date the Purchase Notice is given, or (ii) on the Closing Date, the same shall constitute a breach or default under the Agreement to Purchase and, at Landlord’s election, Landlord may terminate the sale of the Premises.
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The parties have executed this Lease as of the date first written above.

TENANT:	LANDLORD:

849 COLLEGE AVENUE, INC.
/s/ Kevin Bushby
/s/ KEVIN BUSHBY, an individual
	By:	/s/ R.L. Smith McKeithen

	Name:	R.L. Smith McKeithen

/s/ Elizabeth Bushby	Its:	Secretary

ELIZABETH BUSHBY, an individual